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			U.S. SECURITIES AND EXCHANGE COMMISSION
					Washington, D. C. 20549
						   FORM 3
			INITIAL STATEMENT OF BENEFICIAL OWNERSHIP


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
	Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person *
	Porter,   Jeffrey     H.	     100 Shoreline Mill Valley CA       94965
	(Last),	(First)	(Middle),	(Street),		(City)	(State)	(Zip)

2.	Date of Event Requiring Statement (Month/Day/Year)

	September 24, 1999

3.	IRS or Social Security Number of Reporting Person (Voluntary)

	________

4.	Issuer Name and Ticker and Trading Symbol

	Conversion Technologies International, Inc. (CITX, CITXW, CITXZ)

5.	Relationship of reporting person to issuer
	(Check all applicable)

	____ Director			__X_ 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

6.	If Amendment, Date of Original (Month/Day/Year)

	_____________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	____ Form filed by one Reporting Person

	_X__ Form filed by More than One Reporting Person

FORM 3 (continued)							Page 2 of 9 Pages

Table I - Non-Derivative Securities Beneficially Owned


1.	Title of Security (Inst. 4)
	Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	 16,000

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)
		D(1)

4.	Nature of Indirect Beneficial Ownership (Instr. 5)
	____________________

___________________________________________________________________________

1.	Title of Security (Inst. 4)
	Common Stock

2.	Amount of Securities Beneficially Owned (Instr. 4)
	 125,700

3.	Ownership Form: Direct (D) or Indirect (I) (Instr. 5)
		D(2)

4.	Nature of Indirect Beneficial Ownership (Instr. 5)
	____________________

___________________________________________________________________________

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.	(Over)

* If the form is filed by more than one reporting person,
  see Instruction 5(b)(v).							SEC 1473 (3-99)

FORM 3 (continued)							Page 3 of 9 Pages

Table II -	Derivative Securities Beneficially Owned
		(e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security  (Inst. 4)
	Series A Convertible Preferred Stock

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	June 10, 1997						none

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title: Common Stock	       Amount or Number of Shares: 	112,000

4.	Conversion or Exercise Price of Derivative Security

	Each share of Series A Convertible Preferred Stock is convertible, at the holder's option, into twenty shares of the issuer's Common Stock (based on a conversion price of $0.50 per share).

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)
		D(2)

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________
___________________________________________________________________________

1.	Title of Derivative Security  (Inst. 4)
	Series A Convertible Preferred Stock

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	August 26,1997					none

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title: Common Stock	Amount or Number of Shares:	112,000

4.	Conversion or Exercise Price of Derivative Security

	Each share of Series A Convertible Preferred Stock is convertible, at the holder's option, into twenty shares of the issuer's Common Stock (based on a conversion price of $0.50 per share).

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)
		D(2)

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________

FORM 3 (continued)							Page 4 of 9 Pages


1.	Title of Derivative Security  (Inst. 4)
	Series A Convertible Preferred Stock

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	June 10, 1997						none

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title: Common Stock	       Amount or Number of Shares: 	448,000

4.	Conversion or Exercise Price of Derivative Security

	Each share of Series A Convertible Preferred Stock is convertible, at the holder's option, into twenty shares of the issuer's Common Stock (based on a conversion price of $0.50 per share).

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)
		D(3)

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________
___________________________________________________________________________

1.	Title of Derivative Security  (Inst. 4)
	Series A Convertible Preferred Stock

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	August 26, 1997					none

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title: Common Stock	Amount or Number of Shares:	448,000

4.	Conversion or Exercise Price of Derivative Security

	Each share of Series A Convertible Preferred Stock is convertible, at the holder's option, into twenty shares of the issuer's Common Stock (based on a conversion price of $0.50 per share).

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)
		D(3)

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________
___________________________________________________________________________

FORM 3 (continued)							Page 5 of 9 Pages

1.	Title of Derivative Security  (Inst. 4)
	Series B Convertible Preferred Stock

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	September 24, 1999						none

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title: Common Stock	       Amount or Number of Shares: 	3,333,340

4.	Conversion or Exercise Price of Derivative Security

	Each share of Series B Convertible Preferred Stock is convertible, at the holder's option, into twenty shares of the issuer's Common Stock (based on a conversion price of $0.03 per share).

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)
		D(2)

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________
___________________________________________________________________________

1.	Title of Derivative Security  (Inst. 4)
	Series B Convertible Preferred Stock

2.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	September 24, 1999					none

3.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 4)

	Title: Common Stock	Amount or Number of Shares:	13,333,340

4.	Conversion or Exercise Price of Derivative Security

	Each share of Series B Convertible Preferred Stock is convertible, at the holder's option, into twenty shares of the issuer's Common Stock (based on a conversion price of $0.03 per share).

5.	Ownership Form of Derivative Security:
	Direct (D) or Indirect (I) (Instr. 5)
		D(3)

6.	Nature of Indirect Beneficial Ownership (Instr. 5)
	______________________________________________________________________
___________________________________________________________________________

FORM 3 (continued)							Page 6 of 9 Pages

Explanation of Responses:

(1)  Owned directly by Jeffrey H. Porter ("Porter").

(2) 	Owned directly by EDJ Limited (EDJ).  Also owned indirectly by Porter
Capital Management Co. ("Porter Capital") as the investment adviser to EDJ, and by Porter as the Managing General Partner of Porter Capital. Porter Capital and Porter disclaim beneficial ownership of the securities reported except to the extent of their respective pecuniary interests in those securities.

(3) Owned directly by Porter Partners, L.P. ("Porter Partners"). Owned indirectly by Porter Capital as the general partner of Porter Partners, and by Porter as the Managing General Partner of Porter Capital. Porter Capital and Porter disclaim beneficial ownership of the securities reported except to the extent of their respective pecuniary interests in those securities

Dated:  October 21, 1999

EDJ Limited					PORTER PARTNERS, L.P.,
A Bahamian International			A California limited partnership
Business Corp.
							By Porter Capital Management Co.
By Porter Capital Management Co.
							/s/ Jeffrey H. Porter
/s/ Jeffrey H. Porter				Jeffrey H. Porter
	Jeffrey H. Porter				Managing General Partner
	Managing General Partner
							PORTER CAPITAL MANAGEMENT CO.,
							A California general partnership

							/s/ Jeffrey H. Porter
								Jeffrey H. Porter
								Managing General Partner

							/s/ Jeffrey H. Porter
								Jeffrey H. Porter

**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
	 If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 3 (continued)								Page 7 of 9 Pages


						CONFIRMING STATEMENT

This Statement confirms that the undersigned have authorized and designated Jeffrey H. Porter ("Porter") to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Conversion Technologies International, Inc. ("Conversion Tech"). The authority of Porter under this Statement shall continue until the undersigned are no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Conversion Tech, unless earlier revoked in writing. The undersigned acknowledge that Porter is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  October 21, 1999


EDJ Limited					PORTER PARTNERS, L.P.,
A Bahamian International			A California limited partnership
Business Corp.
							By Porter Capital Management Co.
By Porter Capital Management Co.
							/s/ Jeffrey H. Porter
/s/ Jeffrey H. Porter				Jeffrey H. Porter
	Jeffrey H. Porter				Managing General Partner
	Managing General Partner
							PORTER CAPITAL MANAGEMENT CO.,
							A California general partnership

							/s/ Jeffrey H. Porter
								Jeffrey H. Porter
								Managing General Partner

FORM 3 (continued)								Page 8 of 9 Pages

						JOINT FILER INFORMATION

Name:					Porter Capital Management Co.
						100 Shoreline, Suite 211B
						Mill Valley, Ca  94965

Designated Filer:			Jeffrey H. Porter

Issuer & Ticker Symbol:		Conversion Technologies International, Inc.
						(CTIX, CTIXW, CTIXZ)

Date of Event Requiring Statement:	9/24/99


Signature:			PORTER CAPITAL MANAGEMENT CO.,
				A California general partnership

				/s/ Jeffrey H. Porter
					Jeffrey H. Porter
					Managing General Partner


Name:					Porter Partners, L.P.
						100 Shoreline, Suite 211B
						Mill Valley, Ca  94965

Designated Filer:			Jeffrey H. Porter

Issuer & Ticker Symbol:		Conversion Technologies International, Inc.
						(CTIX, CTIXW, CTIXZ)

Date of Event Requiring Statement:	9/24/99


Signature:			PORTER PARTNERS, L.P.,
				A California limited partnership
				By Porter Capital Management Co.

				/s/ Jeffrey H. Porter
					Jeffrey H. Porter
					Managing General Partner


Name:					EDJ Limited
						Deltec House
						Lyford Cay
						P.O. Box N-3229
						Nassau, Bahamas

Designated Filer:			Jeffrey H. Porter

Issuer & Ticker Symbol:		Conversion Technologies International, Inc.
						(CTIX, CTIXW, CTIXZ)

Date of Event Requiring Statement:	9/24/99

FORM 3 (continued)								Page 9 of 9 Pages

Signature:				EDJ Limited
					A Bahamian International
					Business Corp.

					By Porter Capital Management Co.

					/s/ Jeffrey H. Porter
						Jeffrey H. Porter
						Managing General Partner